EXHIBIT 99.1

Star Group, L.P. Reports Fiscal 2019 First Quarter Results

STAMFORD, Conn., Feb. 05, 2019 (GLOBE NEWSWIRE) -- Star Group, L.P. (the "Company" or "Star") (NYSE:SGU), a home energy distributor and services provider, today announced financial results for its fiscal 2019 first quarter, the three month period ended December 31, 2018.

For the fiscal 2019 first quarter, Star reported a 22.5 percent increase in total revenue to $535.0 million compared with revenue of $436.8 million in the prior-year period, primarily due to a 15.8 percent increase in total volume sold as well as higher wholesale per-gallon product costs.

The volume of home heating oil and propane sold during the fiscal 2019 first quarter increased by 9.9 million gallons, or 9.6 percent, to 113.3 million gallons, as the impact of colder temperatures, acquisitions and a delivery scheduling variance was only partially offset by net customer attrition and other factors. The aforementioned scheduling-related volume differential year-over-year reflects the fact that, even as the last week of December 2017 was over 40% colder than normal, the Company’s deliveries in that prior-year quarter did not fully mirror such weather conditions. Temperatures in Star's geographic areas of operation for the fiscal 2019 first quarter were 5.3 percent colder than during the fiscal 2018 first quarter but 0.9 percent warmer than normal, as reported by the National Oceanic and Atmospheric Administration.

Net income decreased by $27.9 million, or 92.3 percent, to $2.3 million as the increase in Adjusted EBITDA of $17.4 million, described below, was more than offset by a non-cash unfavorable change in the fair value of derivative instruments of $42.4 million. During the first quarter of fiscal 2018, a non-cash gain of $11.4 million was recorded as product costs increased; conversely, during the first quarter of fiscal 2019, a non-cash charge of $31.0 million was recorded as product costs declined. The Company also recorded an $11.5 million tax benefit during the three months ended December 31, 2017 to reflect the impact of the Tax Cuts and Jobs Act signed into law in December 2017 that did not reoccur in the three months ended December 31, 2018.

Adjusted EBITDA increased by $17.4 million, or 63.6 percent, to $44.8 million.  The combination of higher volumes sold and growth in per gallon margins led to an increase in product gross profit that more than offset higher operating expenses.

"We began fiscal 2019 with the abrupt and tragic passing of our very respected and charismatic leader, Steve Goldman,” said Dan Donovan, Star Group’s Interim Chief Executive Officer. “While it is hard to imagine Star without him here, we have maintained a steadfast commitment to quality and, in his name, continue to provide the best service available to our customers. The Board is in the process of assessing organizational changes related to Star’s long-term leadership, and we anticipate an announcement about Steve’s permanent replacement after the heating season.

“Our first quarter proceeded under relatively normal weather conditions – unlike last year – as we benefited from moderately colder temperatures along with higher volumes. At the same time, we continued to focus on finding attractive acquisitions, expanding our business, and effectively managing working capital, positioning the Company for solid operating results in the quarters to come.”

EBITDA and Adjusted EBITDA (Non-GAAP Financial Measures)
EBITDA (Earnings from continuing operations before net interest expense, income taxes, depreciation and amortization) and Adjusted EBITDA (Earnings from continuing operations before net interest expense, income taxes, depreciation and amortization, (increase) decrease in the fair value of derivatives, multiemployer pension plan withdrawal charge, net other income, gain or loss on debt redemption, goodwill impairment, and other non-cash and non-operating charges) are non-GAAP financial measures that are used as supplemental financial measures by management and external users of our financial statements, such as investors, commercial banks and research analysts, to assess:

  our compliance with certain financial covenants included in our debt agreements;
  our financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  our operating performance and return on invested capital compared to those of other companies in the retail distribution of refined petroleum products, without regard to financing methods and capital structure;
  our ability to generate cash sufficient to pay interest on our indebtedness and to make distributions to our partners; and
  the viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

The method of calculating Adjusted EBITDA may not be consistent with that of other companies, and EBITDA and Adjusted EBITDA both have limitations as analytical tools and so should not be viewed in isolation but in conjunction with measurements that are computed in accordance with GAAP. Some of the limitations of EBITDA and Adjusted EBITDA are:

  EBITDA and Adjusted EBITDA do not reflect our cash used for capital expenditures;
  Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and EBITDA and Adjusted EBITDA do not reflect the cash requirements for such replacements;
  EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital requirements;
    EBITDA and Adjusted EBITDA do not reflect the cash necessary to make payments of interest or principal on our indebtedness; and
    EBITDA and Adjusted EBITDA do not reflect the cash required to pay taxes.

REMINDER:
Members of Star's management team will host a webcast and conference call at 11:00 a.m. Eastern Time on February 6, 2019. The webcast will be accessible on the company’s website, at www.stargrouplp.com, and the telephone number for the conference call is 877-327-7688 (or 412-317-5112 for international callers).

About Star Group, L.P.
Star Group, L.P. is a full service provider specializing in the sale of home heating products and services to residential and commercial customers to heat their homes and buildings. The Company also sells and services heating and air conditioning equipment to its home heating oil and propane customers and, to a lesser extent, provides these offerings to customers outside of its home heating oil and propane customer base. In certain of Star's marketing areas, the Company provides plumbing services, primarily to its home heating oil and propane customer base. Star also sells diesel, gasoline and home heating oil on a delivery only basis. Star is the nation's largest retail distributor of home heating oil based upon sales volume. Including its propane locations, Star serves customers in the more northern and eastern states within the Northeast, Central and Southeast U.S. regions. Additional information is available by obtaining the Company's SEC filings at www.sec.gov and by visiting Star's website at www.stargrouplp.com, where unit holders may request a hard copy of Star’s complete audited financial statements free of charge.

Forward Looking Information
This news release includes "forward-looking statements" which represent the Company’s expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the effect of weather conditions on our financial performance; the price and supply of the products we sell; the consumption patterns of our customers; our ability to obtain satisfactory gross profit margins; our ability to obtain new customers and retain existing customers; our ability to make strategic acquisitions; the impact of litigation; our ability to contract for our current and future supply needs; natural gas conversions; future union relations and the outcome of current and future union negotiations; the impact of future governmental regulations, including environmental, health and safety regulations; the ability to attract and retain employees; customer creditworthiness; counterparty creditworthiness; marketing plans; general economic conditions and new technology. All statements other than statements of historical facts included in this news release are forward-looking statements. Without limiting the foregoing, the words "believe," "anticipate," "plan," "expect," "seek," "estimate" and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct and actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to, those set forth under the heading "Risk Factors" and "Business Strategy" in our Annual Report on Form 10-K (the "Form 10-K") for the fiscal year ended September 30, 2018. Important factors that could cause actual results to differ materially from the Company’s expectations ("Cautionary Statements") are disclosed in this news release and in the Form 10-Q. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.

(financials follow)

STAR GROUP, L.P. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,
	2018	2018
(in thousands)	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$23,789	$14,531
Receivables, net of allowance of $8,253 and $8,002, respectively	226,692	132,668
Inventories	76,565	56,377
Fair asset value of derivative instruments	-	17,710
Prepaid expenses and other current assets	48,657	35,451
Total current assets	375,703	256,737
Property and equipment, net	88,742	87,618
Goodwill	228,436	228,436
Intangibles, net	94,119	98,444
Restricted cash	250	250
Investments	50,253	45,419
Deferred charges and other assets, net	18,774	13,067
Total assets	$856,277	$729,971
LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accounts payable	$44,585	$35,796
Revolving credit facility borrowings	92,500	1,500
Fair liability value of derivative instruments	18,065	-
Current maturities of long-term debt	10,000	7,500
Accrued expenses and other current liabilities	127,610	116,436
Unearned service contract revenue	68,832	60,700
Customer credit balances	47,137	61,256
Total current liabilities	408,729	283,188
Long-term debt	89,331	91,780
Deferred tax liabilities, net	24,367	21,206
Other long-term liabilities	24,585	24,012
Partners’ capital
Common unitholders	328,633	329,129
General partner	(1,416)	(1,303)
Accumulated other comprehensive loss, net of taxes	(17,952)	(18,041)
Total partners’ capital	309,265	309,785
Total liabilities and partners’ capital	$856,277	$729,971

STAR GROUP, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,
(in thousands, except per unit data - unaudited)	2018	2017
Sales:
Product	$458,707	$366,734
Installations and services	76,320	70,100
Total sales	535,027	436,834
Cost and expenses:
Cost of product	306,226	242,780
Cost of installations and services	74,317	69,555
(Increase) decrease in the fair value of derivative instruments	31,039	(11,400)
Delivery and branch expenses	102,673	91,204
Depreciation and amortization expenses	7,745	7,741
General and administrative expenses	7,815	6,651
Finance charge income	(851)	(763)
Operating income	6,063	31,066
Interest expense, net	(2,516)	(2,087)
Amortization of debt issuance costs	(259)	(309)
Income before income taxes	3,288	28,670
Income tax expense (benefit)	973	(1,512)
Net income	$2,315	$30,182
General Partner’s interest in net income	15	175
Limited Partners’ interest in net income	$2,300	$30,007

Basic and diluted income per Limited Partner Unit:	$0.04	$0.45
Weighted average number of Limited Partner units outstanding:
Basic and Diluted	52,905	55,888

SUPPLEMENTAL INFORMATION
STAR GROUP, L.P. AND SUBSIDIARIES

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA
(Unaudited)

	Three Months Ended December 31,
(in thousands)	2018	2017
Net income	$2,315	$30,182
Plus:
Income tax (benefit) expense	973	(1,512)
Amortization of debt issuance cost	259	309
Interest expense, net	2,516	2,087
Depreciation and amortization	7,745	7,741
EBITDA	13,808	38,807
(Increase) / decrease in the fair value of derivative instruments	31,039	(11,400)
Adjusted EBITDA	44,847	27,407
Add / (subtract)
Income tax benefit (expense)	(973)	1,512
Interest expense, net	(2,516)	(2,087)
Provision for losses on accounts receivable	1,529	311
Increase in accounts receivables	(95,743)	(96,193)
Increase in inventories	(20,187)	(11,886)
Increase in customer credit balances	(14,120)	(14,294)
Change in deferred taxes	(616)	(2,740)
Change in other operating assets and liabilities	24,888	34,734
Net cash used in operating activities	$(62,891)	$(63,236)
Net cash used in investing activities	$(8,112)	$(37,891)
Net cash provided by financing activities	$80,261	$69,808

Home heating oil and propane gallons sold	113,300	103,400
Other petroleum products	41,900	30,700
Total all products	155,200	134,100

CONTACT:
Star Group, L.P.
Investor Relations
203/328-7310

Chris Witty
Darrow Associates
646/438-9385 or cwitty@darrowir.com